UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

LASERSIGHT INCORPORATED
(Exact name of registrant as specified in its charter)

Commission File Number: 0-19671

DE	65-0273162
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

931 S. Semoran Blvd., Suite 204, Winter Park, FL 32792
(Address of principal executive offices, including zip code)

407-678-9900
(Registrant’s telephone number, including area code)

6848 Stapoint Ct., Winter Park, FL 32792

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LASERSIGHT INCORPORATED

Item 1.01   Entry into a Material Definitive Agreement.

On October 22, 2009, the Company entered into a Settlement Agreement between New Industries Investment Consultants (HK) Ltd. (“NIIC”), a shareholder of the Company, the Company and its two wholly owned subsidiaries, LaserSight Technologies, Inc. (“LTI”), and LaserSight Patents, Inc. (“LPI”).  Under the terms of the Settlement Agreement, which requires the approval of the board of directors and the shareholders of the Company, the Company agreed to transfer to NIIC all shares of the issued and outstanding capital stock in LTI and LPI; and NIIC agreed to a dismissal with prejudice of its complaint against the Company and LTI and to the cancellation of the indebtedness owed to it by the Company and LTI.  The parties to the Settlement Agreement further agreed to mutual general release of all claims and liabilities.  The Company’s transfer of its shares of the capital stock of LTI and LPI at the closing of the transaction will amount to the disposition of substantially all of the assets of the Company.

As the Company previously reported, in its Form 8-K dated March 26, 2009, and filed with the SEC on March 31, 2009, the Company and LTI, were served, on March 23, 2008, with a summons and complaint that was filed by NIIC in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida.  In its complaint, NIIC alleged that the Company and/or LTI defaulted under the Security Agreement dated December 1, 2003, from the Company and LTI to NIIC (the “Security Agreement”); the Restricted Account Agreement dated December 10, 2003, among LTI, SunTrust Bank and NIIC; the Restated Promissory Note dated August 31, 2004, from the Company and LTI to NIIC (the “Restated Promissory Note”); the Promissory Note dated July 26, 2006, from the Company and LTI to NIIC; and the Loan Agreement dated July 26, 2006, among the Company, LTI and NIIC (the “Loan Agreement”) (all of the foregoing documents together referred to as the “Loan Documents”).  The Loan Documents and related financing arrangements have been previously reported by the Company.

NIIC’s complaint declared the entire balances of the Restated Promissory Note and the Promissory Note to be due and immediately payable, and it alleged that it was due the principal amount of $3,625,000, together with accrued interest of $1,044,683 through November 30, 2008, for a total of $4,669,683, as well as interest accruing after November 30, 2008, expenses and attorneys’ fees.  NIIC sought to recover such amounts from the Company and LTI, and it also seeks to foreclose its security interest in the Collateral described in the Security Agreement, to take possession of such Collateral and to enforce the Restricted Account Agreement.

The Company also previously reported, in its Form 8-K dated May 20, 2008, and filed with the SEC on May 23, 2008, that the Company had received a letter from counsel to NIIC dated May 19, 2008 (the “Letter”).  The Letter notified the Company that NIIC was exercising its rights under the Restated Promissory Note, the Loan Agreement and related documents, to accelerate the obligations of the Company to NIIC under such financing documents.  In the Letter NIIC demanded payment in full of all of the Company’s obligations to NIIC resulting from the Company’s defaults in failing to make timely payments of amounts due to NIIC under such financing documents.  At that time, NIIC required payment of $4,383,082.00, which amount comprised all principal and interest due to NIIC as of May 19, 2008.  The Company attempted to negotiate with NIIC for a forbearance of the acceleration of its obligations to NIIC, as the Company was unable to pay such obligations.  The Company’s default and the acceleration of its obligations to NIIC may have also triggered defaults under other financing arrangements of the Company.

The Settlement Agreement provided that it would become effective upon the Company’s receiving the necessary director and shareholder approvals for the transfers of its shares of capital stock in LTI and LPI to NIIC.  On November 2, 2009, the Board of Directors of the Company voted to approve the transfers, and approval in writing has been obtained from shareholders owning 7,210,000 of the issued and outstanding shares of the Company’s common stock, $0.001 par value, which is 72% of the total issued and outstanding shares.

On November 2, 2009, the parties to the Settlement Agreement entered into an Amendment to Settlement Agreement which provides that the Settlement Agreement shall become effective sixty (60) days after the date thereof.  The Amendment recited that the approval of the Settlement Agreement had been obtained from the Board of Directors of the Company, LSI and LPI, from the Company as the sole shareholder of LSI and LPI, and from the majority shareholder of the Company.

Following the closing of the stock transfer transactions, NIIC will dismiss its complaint within five business days.

Copies of the Settlement Agreement and the Amendment to Settlement Agreement are attached as exhibits to this report.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number	Description

10.14
Settlement Agreement dated as of October 22, 2009, by and between New Industries Investment Consultants (HK) Ltd., the Company, LaserSight Technologies, Inc., and LaserSight Patents, Inc. (filed herewith).

10.15
Amendment to Settlement Agreement dated as of November 2, 2009, by and between New Industries Investment Consultants (HK) Ltd., the Company, LaserSight Technologies, Inc., and LaserSight Patents, Inc. (filed herewith).

LASERSIGHT INCORPORATED

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASERSIGHT INCORPORATED

Date: November 5, 2009	By:	/s/ Danghui (“David”) Liu
Danghui (“David”) Liu
Chief Executive Officer